Exhibit 99.1


               Federal Court Rules that DIRECTV / NRTC Settlement
                        Has No Effect on Pegasus Rights
               --------------------------------------------------

BALA CYNWYD, PA (November 14, 2003) - Pegasus Communications Corporation (NASDAQ: PGTV) today announced that the Federal District Court in Los Angeles affirmed that the DIRECTV-NRTC settlement has no effect on Pegasus' rights. In a ruling entered on November 13th, the Court stated that "Regardless of any posturing done by DIRECTV in its press releases, the [DIRECTV-NRTC] settlement cannot estop Pegasus from enforcing any rights it has under the Member Agreement." The Court further ruled, "any changes or modifications to the DBS Agreement made in the [DIRECTV-NRTC] settlement do not affect Pegasus' contract rights..." In contrast, DIRECTV had previously announced that "all issues" regarding Pegasus' future relationship with DIRECTV "are resolved" by the proposed settlement.

With respect to the length of the period during which Pegasus can distribute DIRECTV (NYSE: GMH) services, the Court ruled: "The [DIRECTV/NRTC] settlement may change the Satellite Expiration Date under the DBS Agreement, but it cannot change this date under the Member Agreement [to which Pegasus is a party]."

Pegasus had requested that the Court either permit it to intervene and object to the DIRECTV-NRTC settlement, or rule that the settlement (if eventually approved by the Court) would not determine Pegasus' rights. The Court elected to do the latter. Pegasus may now pursue its rights under the Member Agreement, unencumbered by the settlement agreement.

The proposed settlement is still contingent on a hearing by the Court with respect to the fairness of the settlement to members of the Class of NRTC members. Class members may object in the next month, with a hearing in scheduled for January 5, 2004.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) provides digital satellite television to rural households throughout the United States. Pegasus owns and/or operates television stations affiliated with CBS, FOX, UPN and The WB networks.